OFFER BY
Advent Claymore Convertible Securities & Income Fund

TO PURCHASE FOR CASH UP TO
3,537,132 OF ITS ISSUED AND OUTSTANDING
COMMON SHARES OF BENEFICIAL INTEREST
FOR 98% OF NET ASSET VALUE

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON SEPTEMBER 7, 2017, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE
OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

August 9, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer of Advent Claymore Convertible Securities & Income Fund, a diversified, closed-end management investment company organized as a statutory trust under the laws of the state of Delaware (the “Fund”), to purchase up to 3,537,132 (approximately 15%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”). As of August 7, 2017, 23,580,877 Common Shares were outstanding. The offer is to purchase Common Shares in exchange for a cash at a price equal to 98% of the net asset value per Common Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), the principal market in which the Common Shares are traded, on the business day immediately following the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are asking you to contact your clients for whom you hold Common Shares registered in your name (or in the name of your nominee) or who hold Common Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. We will not pay any fees or commissions to any broker, dealer or other person (other than Computershare Inc. (“Computershare”) and its wholly owned subsidiary, Computershare Trust Company, N.A. (“Trust Company” and together with Computershare, the “Depositary”), or Georgeson LLC, as information agent (the “Information Agent”)) for soliciting tenders of Common Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Fund will pay all transfer taxes on its purchase of Common Shares, subject to Section 6, “Payment for Common Shares” of the Offer to Purchase. However, U.S. federal income tax withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 4, “Procedures for Tendering Common Shares for Purchase,” of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase, dated August 9, 2017;

2.	The Letter of Transmittal for your use and to be provided to your clients;

3.	Notice of Guaranteed Delivery;

4.	Form of letter to clients that may be sent to your clients for whose accounts you hold Common Shares registered in your name (or in the name of your nominee); and

5.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tender of Common Shares from, or on behalf of, owners of Common Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Purchase under Section 4, “Procedures for Tendering Common Shares for Purchase,” tenders may be made without the concurrent deposit of stock certificates if: (a) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (b) certificates for Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

None of the Fund, its Board of Trustees, its servicing agent nor its investment adviser makes any recommendation to any shareholder as to whether to tender any Common Shares.

Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

Advent Claymore Convertible Securities & Income Fund

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CAUSE YOU OR ANY OTHER PERSON TO BE THE AGENT OF ADVENT CLAYMORE CONVERTIBLE SECURITIES & INCOME FUND, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.